CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Class Z and Class I and II Prospectuses and "Investment Management and Other Services" and "Financial Statements" in the Class Z and Class I and II Statements of Additional Information, and to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement Number 33-18516 on Form N-1A of our Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, and Mutual European Fund (each a portfolio of Franklin Mutual Series fund Inc.) included in the 1996 Annual Reports to Shareholders.


                                               /s/Ernst & Young
                                                  Ernst & Young


Boston, Massachusetts
April 23, 1997